Exhibit 99.1

      ROXIO COMPLETES SALE OF CONSUMER SOFTWARE DIVISION TO SONIC SOLUTIONS

   DIGITAL MUSIC COMPANY WILL BEGIN OPERATING AS NAPSTER, INC. AND WILL BEGIN
            TRADING ON NASDAQ ON JANUARY 3, 2005 UNDER 'NAPS' TICKER

LOS ANGELES, CA - DECEMBER 20, 2004 - Roxio, Inc. (Nasdaq: ROXI), parent company of Napster, today announced that it has completed the sale of its consumer software division to Sonic Solutions (Nasdaq: SNIC).

"We are very pleased to have closed this transaction before the end of 2004 so we can now focus 100% of our efforts on taking Napster to new levels of success," stated Chris Gorog, Chairman and Chief Executive Officer. "To commemorate Napster's debut as a standalone company we have been invited to be the first company to open the Nasdaq exchange in the new year and will begin trading under our new 'NAPS' ticker on January 3, 2005."

The sale has been approved by the Boards of Directors of both companies and stockholder approvals are not necessary for either party. Roxio had filed a preliminary proxy to solicit stockholder approval of the transaction, but recent developments in Delaware corporate law and the recent growth of the Napster service have made a stockholder vote unnecessary. Following the close of the transaction, Roxio, Inc. has changed its name to Napster, Inc.

ABOUT NAPSTER

Napster, the biggest brand in digital music, is a subscription service that enables fans to freely sample the world's largest and most diverse online collection of music and experience the largest number of features. Napster (www.napster.com) members have access to songs from all major labels and hundreds of independents and have more ways to discover, share and acquire new music and old favorites with community features like the ability to email tracks to friends and browse other members' collections. Napster also offers Napster Light, a "lighter" version of the service for those who just want to purchase songs and albums a la carte. Napster is currently available in the United States, Canada and the U.K and is headquartered in Los Angeles with offices in New York and London.

Copyright (C) 2004 Napster, Inc. All rights reserved. Napster, Napster Light and the Napster tagline are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries.

Napster Contacts:
Dana M. Harris
Napster
310-281-5073
dana.harris@napster.com

Investor and Media Contacts:
Alex Wellins or Jennifer Jarman
The Blueshirt Group
415-217-7722
alex@blueshirtgroup.com; jennifer@blueshirtgroup.com